Ex.99.(j)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the International Developed Markets Equity Portfolio of Harding, Loevner Funds, Inc.
/s/ KPMG LLP
New York, New York
September 26, 2022